Q3 FISCAL 2008 PREPARED REMARKS

DICK HARRISON - PRESIDENT AND CEO

This quarter we have adopted a new approach to releasing our financial information. We are providing a written copy of our prepared remarks in conjunction with the press release after the market closes. We are hosting our actual conference call tomorrow morning, which will be primarily Q&A. The intent behind this change is to provide our shareholders with more time to review and analyze our results. We look forward to any comments you may have regarding this new process.

Q3 FY'08 NON-GAAP RESULTS VS. GUIDANCE

* $273 million in revenue – above our guidance of $260 to $270 million

* 21.3% operating margin – above our expectations of between 20% and 21%
* $0.33 EPS – above our guidance of $0.28 - $0.32

Our GAAP results were $272 million in revenue with 11.7% operating margins and $0.12 EPS.

TECHNOLOGY / PRODUCT

We have a big head start on our competitors as it relates to our Data Management and Collaboration platform and customers are recognizing this more and more every day. Our technology continues to perform very well in competitive benchmarks with large global accounts, as well as in the SMB market. We launched Windchill® 9.0 in Q1 2008, and it is generating a great deal of interest. Our Data Management and Collaboration license revenue was up more than 40% year over year in Q3, and we continue to see strong growth for that business overall. We added 34,700 new seats of Windchill during Q3, up from 25,500 new seats last quarter, and up from 16,400 in Q3 of last year. We now have more than 580,000 active maintenance paying Windchill seats in the market; this is up 29% year over year.

Our Pro/ENGINEER® business also continues to perform in a difficult market environment. As you know, during the second quarter we launched Pro/ENGINEER Wildfire® 4.0, which has 4 new modules. We added 4,400 new Pro/E® seats in Q3, down from 5,000 last quarter but up from 4,150 in Q3 of last year. We now have approximately 134,000 active maintenance paying Pro/E seats in the market; this is up 5% year over year.

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While we believe the solid, growing base of maintenance-paying customers is a testament to the quality of our products, we also view it as one of our largest assets. Companies increasingly need a technology platform such as Windchill that allows them to share and collaborate on their product information throughout the design phase with an increasingly disparate and diverse set of constituents.

NEW PRODUCTS

During the third quarter we announced a number of new products:

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Windchill ProductPoint™ 1.0: We plan to release a new “lighter” version of Windchill based on the Microsoft SharePoint platform by the end of this calendar year. This product is targeted primarily for the Small and Medium Business market segment. It will also provide larger enterprises with a SharePoint strategy the ability to extend their product development system to broader user communities. ProductPoint will enable users to manage and share structured product content in multiple CAD formats and to present Windchill information to users in a familiar SharePoint portal. ProductPoint is also integrated and will work with Windchill.

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Windchill 9.1: The next version of Windchill is scheduled to be released by the end of this calendar year. In addition to usability improvements, this release will include incremental improvements to some of the new functionality in 9.0, such as MPM Link for integration with SAP and Oracle, as well as extended configuration management capabilities. Windchill 9.1 will also offer new capabilities enabling outsourced design to help our customers coordinate with suppliers and partners.

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ProductView® 9.1: This product enables visual product interaction with 3D thumbnails, visualization of lightweight product viewables, and Web-based markup tools for redlining designs. We plan to release ProductView 9.1 by the end of this fiscal year.

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CoCreate® 2008: We also launched a new full release of the CoCreate design product on schedule. Some of the major features include enhanced surface editing capabilities, more flexible work-in-process capture and faster cross-sectional modifications. We are in the planning phase of integrating CoCreate products with Windchill.

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Looking out a little further at our product roadmap, we currently expect the next scheduled full release of Pro/ENGINEER will be available in the summer of 2009 and the next version of Windchill, Version 10, will be available in early 2010. Of course, our product roadmap is subject to change.

Q3 REVENUE AND Q4 OUTLOOK

Turning to our revenue metrics and outlook for Q4 and the full year.

LARGE DEALS

In Q3 we recognized more than $1 million of license and services revenue from 13 customers totaling $36 million. Three of these customers were in North America, five in Europe and five in Asia. This compares to 16 customers last quarter totaling $38 million, and 17 customers totaling $35 million in Q3 of last year. While the count of deals is slightly down in Q3, the average deal size is up. We are continuing to see a solid stream of revenue from large deals and have a strong pipeline of large deals that we are working on world-wide.

BY LINE OF BUSINESS

License revenues of $78 million were up 25% year over year. Every region except the Pacific Rim posted double-digit year-over-year license revenue growth. Our strongest performance was in Japan, which was up over 200% year over year.

Looking forward to Q4, we are expecting a significant sequential but modest year-over-year increase in license revenue. Keep in mind that we had a very strong Q4 last year, with $96 million in license revenue. For the full year, we are currently expecting mid to high single-digit license revenue growth.

Services revenues of $64 million were up 7% year over year. We had solid services revenue growth in all geographic regions except for North America, which saw a 10% year-over-year decline in services revenue, which we believe reflects the economic environment in that region.

Looking forward to Q4, we are expecting essentially flat year over year performance in services revenue. For the full year, we are currently expecting mid to high single digit year-over-year growth for our services revenue.

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Maintenance non-GAAP revenue of $131 million was up 27% year over year and 7% over Q2. Q3 was our biggest maintenance quarter ever. GAAP maintenance revenue was $130 million for Q3 2008. As we look to Q4, we are again expecting modest sequential growth. For the full year we are currently expecting better than 20% year-over-year growth. We expect to complete fiscal 2008 with more than $500 million in maintenance revenue.

REVENUE BY CHANNEL / DIRECT

We continue to have good success expanding our reseller channel, with $70 million, or 26%, of our total revenues coming from the channel in Q3. This is 48% year-over-year growth, and up 4% from Q2, reflecting both expansion from the CoCreate reseller channel and organic expansion.

Year-over-year, our channel revenue grew in all geographic regions: 125% in Japan, 70% in Europe, 11% in the Pacific Rim, and 1% in North America.

Q3 Direct account revenue, including Strategic Account Management (SAM) accounts, grew 14% year over year, and was up 6% from Q2.

OUTLOOK FOR Q4 and FY08

Turning now to our outlook for Q4, we are currently expecting non-GAAP revenue between $290 million and $300 million with non-GAAP EPS between $0.38 and $0.42. We expect GAAP revenue to be between $289 million and $299 million with GAAP EPS between $0.21 and $0.25.

For the full fiscal year we are increasing our non-GAAP revenue target to approximately $1,070 million with 22% non-GAAP operating margins. We are expecting non-GAAP EPS in the range of $1.28 to $1.32. We expect GAAP revenue to be approximately $1,065 million with 12% operating margin and GAAP EPS in the range of $0.58 to $0.62.

Despite the potential impact of a slowing economy in 2008, we are confident in our ability to achieve our fiscal 2008 revenue targets. To achieve $1,070 million in non-GAAP revenue for fiscal 2008, we will need to be at the mid-point of our guidance range, or $295 million in non-GAAP revenue for Q4 ($294 million in GAAP revenue). Below is a list of factors that help give me comfort in our outlook:

1)	Our services and maintenance revenue streams are very predictable.

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2)	More than 65% of our revenues come from outside North America, and we see continued strength in these regions.
3)	Our pipeline for large deals remains strong. In each of the past two years, we have booked more than $50 million in License and Services revenue in large deals in our fourth quarter.
4)

We launched new full releases of both Windchill and Pro/ENGINEER earlier this year, and they are both continuing to gain momentum in the marketplace. Our technology compares very well to that of our competitors’ products.

5)

Our globalization plan has enabled us to invest in our sales capacity. While the net 46 additions to our sales organization this year will primarily impact FY09, these new sales reps will support the Q4 forecast. We now have 456 direct sales reps, including 30 from CoCreate.

6)	We are continuing to enhance and enlarge our reseller network; the number of PTC resellers has risen from 400 last year to more than 500 today.

Wrapping up, I continue to feel good about our business. We had a very strong quarter and have a solid outlook, despite a soft economic environment in the US and some uncertainty about the strength of the global economy. Companies are continuing to globalize their engineering and manufacturing workforces and processes, and to do this effectively they need to be able to leverage and share complex product design data amongst numerous departments internally as well as with suppliers and other partners. We believe the necessity of PLM applications is only increasing in today’s market, and PTC is increasingly well positioned to capitalize on the opportunity.

We look forward to providing FY’09 guidance with our Q4 press release, which is currently scheduled for October 28.

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NEIL MOSES - EVP AND CHIEF FINANCIAL OFFICER

INCOME STATEMENT COMMENTS

As Dick mentioned, we had a very strong quarter - $273 million in non-GAAP revenue with $0.33 non-GAAP EPS ($272 million in GAAP revenue with $0.12 EPS). It is worth pointing out that relative to our guidance, these results benefited approximately $0.01 from a lower than expected tax rate for the quarter. Our non-GAAP tax rate for the quarter was 32%, rather than the 35% we had anticipated. Even taking this into account, our non-GAAP EPS would have still been at the high-end of our guidance range for the quarter. We had approximately 117 million shares outstanding as we repurchased $5 million worth of stock during the quarter, or approximately 286 thousand shares.

Overall, our Q3 non-GAAP operating expenses were $214.5 million, up 9.3% from Q3 of last year (GAAP operating expenses were $239.8 million). However, from an operating performance perspective, we achieved 21.3% non-GAAP operating margin, which is an 860 basis point increase over last year, demonstrating the scalability of our business model, margin accretion from the CoCreate acquisition, as well as the benefits of favorable foreign exchange rates (GAAP operating margin was 11.7%). Our ongoing initiatives to improve our business model and profitability include:

1)

The evolution of our distribution model. Our Sales & Marketing expense as a percentage of revenue is down approximately 420 basis points compared to Q3 of last year. We are clearly seeing the benefits of our Strategic Account Manager / Direct Rep / Channel strategy.

2)

The globalization of our workforce. While our Research & Development and General & Administrative expense line items are essentially flat as a percent of revenue with last year, we have been able to add more resources with the same level of investment.

It is worth noting that we achieved stronger than expected overall operating performance in Q3 even with 10% services net margins. This is down from 14% in Q3 of fiscal 2007 and 14% in Q2 of fiscal 2008, driven primarily by an unfavorable mix of services business, as well as less than anticipated services work in North America. We believe this metric could and should eventually be north of 20%. Recall that every 3 points of services net margin equate to approximately 1 point of operating margin for the company.

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For the first nine months of 2008, our non-GAAP operating margin of 20.2% is up 610 basis points over the same period in fiscal 2007. Keep in mind, however, that Q1 of 2008 included approximately $3.0 million of G&A expense related to the Audit Committee investigation and restatement completed during that quarter. Excluding that expense, our year-to-date non-GAAP operating margin is up approximately 650 basis points compared to last year. GAAP operating margin was 10.1% for the first nine months of 2008.

NON-GAAP ADJUSTMENTS

The Q3 expense for stock-based compensation was $11.1 million, and our acquisition-related amortization expense was $10.3 million. We took a $3.8 million restructuring charge in the quarter related primarily to our globalization strategy as we continue to transition certain back-office functions to lower cost regions. We also recorded a one-time non-cash loss recorded to other income (expense) of $6.2 million during the quarter as we liquidated certain legal entities related to previous acquisitions. All of these items are excluded from our non-GAAP results. A reconciliation between our GAAP and non-GAAP results appears at the end of this document.

CURRENCY IMPACT

Because we have a global business with real strength in Europe and Asia, which represent more than 65% of our revenues, our results are impacted by currency fluctuations. Q3 revenues benefited year-over-year from favorable currency impact by approximately $19 million while expenses were negatively impacted by approximately $10 million.

On constant currency basis, we achieved 13% year-over-year revenue growth in the third quarter. Looking at constant currency revenue growth by geographic region: Japan and Pacific Rim grew 24%, Europe grew 14%, and North America grew 4%.

BALANCE SHEET COMMENTS

Moving on to the balance sheet, our cash balance ended at $242 million, down from $259 million in Q2. Cash flow from operations was $53 million for the third quarter, compared to $39 million in Q3 of last year. Year-to-date in fiscal 2008 we have generated $181 million of operating cash flow, $66 million more than the same period last year.

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During the quarter, we repaid another $54 million of our original $220 million debt obligation for the CoCreate acquisition. We now have an outstanding balance of $110 million on our revolving credit facility. We expect to repay approximately $10 million more of that debt in Q4.

During Q3, the Board also authorized the Company to use up to $50 million of operating cash to repurchase shares in order to offset future dilution. During the quarter we used $5 million to repurchase shares, and now have $45 million remaining under the current authorization.

We also continued to have strong collections. DSOs for the third quarter are at an 8 year low at 60 days, down from 64 days in Q2 and 69 days in Q3 of fiscal 2007.

Further to Dick’s point about the strength of our Maintenance business, our Deferred Revenue balance is very solid at $266 million. This compares to $231 million in Q3 of fiscal 2007. While this is down from its all-time high of $286 million in Q2, keep in mind that Q2 is our strongest quarter for deferred maintenance due to seasonal maintenance renewal patterns.

MISCELLANEOUS COMMENTS

Before I turn to the outlook for Q4 and the full fiscal year, I want to comment on our acquisition integration and our headcount.

CoCreate Integration

We are very pleased with our progress here and are on track to complete the organizational integration by the end of the calendar year. We have also begun the background work to integrate CoCreate products with Windchill.

Headcount

Total headcount was 4,892 at the end of Q3, up 167 employees from 4,725 at the end of Q2. We currently have 426 sales reps, plus an additional 30 from CoCreate. The 40 sales rep headcount we have added this year is primarily in emerging geographic regions such as China, India and Eastern Europe.

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Q4 OUTLOOK

As Dick mentioned, for Q4 FY’08 we are currently expecting non-GAAP revenue between $290 million and $300 million with non-GAAP EPS between $0.38 and $0.42. We are obviously expecting our strongest operating margin quarter of the year given both the expected volume and mix of revenue; i.e. proportionally more license revenue in Q4 than in the first three quarters of the year. Non-GAAP operating margins should be about 26%, compared to 24% in the year ago period. Our Q4 non-GAAP guidance assumes a 35% non-GAAP tax rate and 118 million shares outstanding. We are not making any assumptions around the potential impact of currency fluctuations in this guidance.

The non-GAAP revenue and earnings expectations exclude a deferred maintenance revenue write-down of about $1 million associated with our acquisition of CoCreate and the following fourth quarter estimated expenses and their tax effects:

•	Approximately $11 million of expense related to stock-based compensation
•	Approximately $10 million of acquisition-related amortization expense
•	Approximately $5 million of restructuring expenses related to our continued globalization program

On a GAAP basis, we are expecting Q4 revenues between $289 million and $299 million with EPS of $0.21 to $0.25. Our GAAP tax rate is expected to be 37.5%, and again this guidance assumes 118 million shares outstanding.

FY '08 OUTLOOK

Turning to the full year... We have increased our full year non-GAAP revenue target to $1,070 million from $1,060 million based on the strength of our third quarter and the outlook for Q4. We have also increased our non-GAAP EPS guidance to $1.28 to $1.32 for the fiscal year. This again reflects the strength of our Q3 results and Q4 outlook as well as a slightly lower than previously anticipated non-GAAP tax rate of 34%. We continue to target 22% or better non-GAAP operating margins for the full fiscal year.

The full year non-GAAP guidance excludes a deferred maintenance revenue write-down of about $5 million associated with our acquisition of CoCreate and the following full-year estimated expenses and their tax effects:

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•	Approximately $44 million of expense related to stock-based compensation
•	Approximately $35 million of acquisition-related amortization expense
•	Approximately $20 million of restructuring expenses related to the continued globalization program
•	Approximately $2 million of in-process research and development expense related to acquisitions we completed in Q1
•	Approximately $6 million of a non-cash loss recorded to other income (expense) resulting from the liquidation of certain legal entities related to previous acquisitions

On a GAAP basis, we expect full year revenues of about $1,065 million and earnings per share to be between $0.58 and $0.62. Our GAAP tax rate is expected to be 39%, up from our previous assumption of 37.5% due to the non-cash charge recorded in Q3 with respect to the liquidation of certain legal entities related to previous acquisitions. We are assuming approximately 118 million shares outstanding. One final note on taxes... we continue to expect our cash tax rate to be about 25% for the foreseeable future.

I would like to offer our continued thanks to everyone for their support over the past couple of years. We have made a number of changes to our business model, which I believe are becoming quite apparent in this quarter’s results and our going-forward outlook. In short, we have built a business that we believe can deliver high-single digit organic revenue growth and mid-20 percent non-GAAP operating margins on a sustainable basis. We look forward to providing specific FY’09 guidance with our Q4 press release, which is currently scheduled for October 28.

Statements in this document that are not historical facts, including statements about our confidence that we will achieve our fiscal 2008 financial targets, our expected revenue growth rates and projected revenue and earnings, expected services margins and planned product releases and integrations are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that our customers may not continue to spend at recent levels or may elect to defer or forego investment in our solutions in the current economic climate; our services margins may not increase as rapidly or to the extent we believe possible; and our planned product releases and integrations may not occur when planned. In addition, our purchase price allocations associated with our first quarter acquisitions, including CoCreate, are preliminary and may change. Likewise, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including geographic mix of our revenue and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

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PTC, Windchill, Pro/E, ProductPoint, ProductView, CoCreate and all other PTC product names are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries.

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
GAAP revenue	$271,748	$224,864	$770,783	$674,627
Fair value adjustment of acquired CoCreate deferred maintenance revenue	978	--	3,920	--
Non-GAAP revenue	$272,726	$224,864	$774,703	$674,627

GAAP operating income	$31,922	$19,573	$77,819	$61,815
Fair value adjustment of acquired CoCreate deferred maintenance revenue	978	--	3,920	--
Stock-based compensation	11,149	5,030	32,681	22,507
Amortization of acquired intangible assets included in cost of license revenue	6,289	1,728	13,850	4,895
Amortization of acquired intangible assets included in cost of service revenue	17	17	51	66
Amortization of acquired intangible assets	4,044	1,764	11,252	5,440
In-process research and development	--	544	1,887	544
Restructuring charge	3,790	--	15,367	--
Non-GAAP operating income	$58,189	$28,656	$156,827	$95,267

GAAP net income	$14,470	$80,465	$43,198	$113,017
Fair value adjustment of acquired CoCreate deferred maintenance revenue	978	--	3,920	--
Stock-based compensation	11,149	5,030	32,681	22,507
Amortization of acquired intangible assets included in cost of license revenue	6,289	1,728	13,850	4,895
Amortization of acquired intangible assets included in cost of service revenue	17	17	51	66
Amortization of acquired intangible assets	4,044	1,764	11,252	5,440
In-process research and development	--	544	1,887	544
Restructuring charge	3,790	--	15,367	--
One-time non-cash loss included in other income (expense), net (1)	6,206	--	6,206	--
Income tax adjustments (2)	(7,724)	(71,049)	(22,371)	(72,924)
Non-GAAP net income	$39,219	$18,499	$106,041	$73,545

GAAP diluted earnings per share	$0.12	$0.68	$0.37	$0.96
Stock-based compensation	0.09	0.04	0.28	0.19
All other items identified above	0.12	(0.56)	0.25	(0.52)
Non-GAAP diluted earnings per share	$0.33	$0.16	$0.90	$0.63

Weighted average shares outstanding - diluted	117,363	117,500	117,565	117,423

(1)	Reflects a one-time non-cash loss from the liquidation of certain legal entities related to previous acquisitions.
(2)

Reflects the tax effect of non-GAAP adjustments above, as well as the effect of one-time tax benefits recorded in the three and nine months ended June 30, 2007 due to the reversal of the valuation allowance recorded in the United States and a foreign jurisdiction of $58.9 million and the favorable resolution of a tax claim of $3.9 million.

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